Exhibit 99

PRESS RELEASE	Corporate Headquarters
865 South Figueroa Street
Suite 3400
Los Angeles, CA 90017
www.cbre.com

FOR IMMEDIATE RELEASE — November 3, 2004

For further information:
Kenneth Kay	Steve Iaco	Shelley Young
Sr. Executive Vice President and Chief Financial Officer 213.438.4833	Sr. Managing Director of Corporate Communications 212.984.6535	Director of Investor Relations 212.984.8359

CB Richard Ellis Group, Inc. Reports Strong Third Quarter 2004 Results
and Revises Full Year 2004 Guidance

Los Angeles, CA - November 3, 2004 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $575.0 million and net income of $11.9 million, or $0.16 per diluted share, for the third quarter of 2004.  For the same period last year, the Company reported revenue of $423.4 million and a net loss of $28.4 million, or $0.49 net loss per diluted share.

Excluding one-time items primarily related to the early repayment of debt and the July 2003 acquisition of Insignia Financial Group, the Company would have earned net income of $29.7 million(1), or $0.40 per diluted share, compared with earnings of $2.3 million, or $0.04 per diluted share, in the third quarter of 2003.

Revenue

Total revenue increased 35.8% to $575.0 million compared with $423.4 million for the third quarter of 2003.  Generally improved U.S. economic conditions coupled with market share gains fueled organic revenue growth of approximately 24% as sales, leasing and consulting fees rose sharply from the year-earlier quarter.  Additionally, revenue growth was aided by full-quarter contributions from the Insignia acquisition(2).

EBITDA(3)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) totaled $61.8 million for the third quarter ended September 30, 2004, an increase of $41.1 million, or

198.6%, from the same period last year.  The increase was driven primarily by strong revenue growth as well as lower merger-related costs, which significantly impacted third quarter 2003 results.  The third quarter of 2004 reflected final merger-related costs of $4.0 million primarily related to a facility vacated during the quarter.

Interest Expense and Loss on Extinguishment of Debt

In line with the Company’s strategy to reduce debt, in July of 2004 the Company used the remaining net proceeds received from its initial public offering to pay down a portion of its high interest rate debt, including $70.0 million in aggregate principal amount of its 9¾% senior notes due 2010 and $38.3 million in aggregate principal amount of its 16% senior notes due 2011.  Premium costs associated with the repayments as well as the related write-off of unamortized deferred financing costs and unamortized discount resulted in a $17.1 million loss on extinguishment of debt in the current quarter. During the third quarter of 2003, the Company incurred a $6.8 million loss on extinguishment of debt related to the write-off of unamortized deferred financing fees associated with a prior credit facility, which was replaced in conjunction with the Insignia acquisition.

Interest expense totaled $14.9 million for the current year quarter, a decrease of $6.1 million, or 29.0%, compared to the same period last year.  The decrease was driven by the interest savings as a result of debt repayments during the fourth quarter of 2003 and throughout 2004.  The Company expects to achieve annual cash interest savings in 2005 of approximately $16.0 million as a result of its de-leveraging efforts in 2004.

Management’s Commentary

 “Our third quarter results demonstrate the power of our global real estate services platform and validate our growth strategy,” said Ray Wirta, chief executive officer of CB Richard Ellis.

“Our strong performance was fueled by double-digit organic revenue growth, improved market fundamentals in the U.S. and overseas and the Insignia acquisition.  U.S. investment activity remains at record levels, despite modestly higher interest rates, as more capital sources are attracted to real estate.  We have captured a market-leading share of this investment activity.  U.S. office leasing markets continue to recover steadily, with positive absorption and falling vacancy levels becoming the norm in many large cities.  Demand for office space has been on a definite upswing as business confidence has been restored.

“In Europe, we have benefited from the recovery of major office markets, as well as the robust investment market, particularly in London and Paris where we hold significant market share following the Insignia acquisition.  Absorption of office space has picked up sharply in London and this has historically been a leading indicator for office markets across the region.  In Asia Pacific, we have achieved notable market share gains, supported by an improved economic and market climate and the strength of our global platform.

“Historically, the fourth quarter is our strongest period and we have particularly good momentum going into it this year,” Mr. Wirta added.

Americas Region

Third quarter revenue for the Americas region, including the U.S., Canada, Mexico and South America, increased 31.0% to $425.2 million, compared with $324.5 million for the third quarter of 2003.  This increase was primarily related to stronger sales, leasing and consulting activity in the U.S. coupled with incremental contributions from Insignia. Organic revenue growth in the Americas region was approximately 25% in the quarter.

Operating income for the Americas region totaled $35.8 million for the third quarter of 2004, compared with an operating loss of $11.9 million for the third quarter of 2003.  The $47.7 million increase was primarily driven by the aforementioned revenue growth as well as lower amortization expense related to Insignia net revenue backlog(4) and lower merger-related costs incurred in the current quarter.  Excluding the impact of all one-time items, operating income for this region would have been $44.5 million for the third quarter of 2004, an increase of $18.8 million, or 73.0%, as compared to the third quarter of last year.  The Americas region’s EBITDA totaled $49.2 million for the third quarter of 2004, an increase of $30.5 million from last year’s third quarter.

Europe, Middle East and Africa (EMEA) Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 58.5% to $110.0 million for the third quarter of 2004, compared with $69.4 million for the third quarter of 2003.  Organic revenue growth in the EMEA region was approximately 20% in the quarter.  Operating income for the EMEA region totaled $4.6 million for the current quarter, compared with an operating loss of $13.8 million for the same quarter last year.  Excluding one-time items, operating income for this region would have been $5.5 million, which represents an increase of $6.1 million as compared to the third quarter of 2003.  EBITDA for the EMEA region totaled $6.6 million for the third quarter of 2004, an increase of $8.7 million from last year’s same period results.  The year-over-year improvement primarily reflects organic growth, particularly in London, as well as contributions from the Insignia operations.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $39.8 million for the third quarter of 2004, an increase of 35% (all organic) from $29.5 million for the third quarter of 2003.  Operating income for the Asia Pacific segment totaled $4.2 million for the third quarter ended September 30, 2004, compared with $3.1 million for the same period last year. EBITDA for the Asia Pacific segment totaled $6.1 million for the third quarter of 2004, an increase of $2.0 million from last year’s same period results. The improved results reflect the Company’s success in increasing market share in Australia and Japan.  The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering.

Business Line Performance

CB Richard Ellis’ business lines enter the fourth quarter, historically the Company’s strongest, with good momentum.  During the third quarter of 2004, the Company has gained a number of corporate clients, including General Motors, Pfizer, Regions Bank and renewed a 14-year relationship with Kodak.  CBRE/L.J. Melody, the Company’s mortgage brokerage business, is expected to achieve new record volume this year with mortgage originations totaling $8.9 billion through the third quarter, which is 28% ahead of 2003’s pace.  The investment management business completed $900 million of transactions in the third quarter. Assets under management now exceed approximately $15.0 billion and continued asset growth is expected.  The Company’s valuation business, which it believes is the world’s largest, is also on track for a record year.

Nine-month Results

Nine-month revenue increased 55.3% to $1.6 billion, compared with the same period last year.  Organic revenue growth was approximately 18% for the nine months.  The Company posted a net loss of $1.7 million, or $0.03 per diluted share, for the nine months ended September 30, 2004 compared with a net loss of $24.6 million, or $0.52 per diluted share, for the same period last year.

Excluding one-time items, the Company would have earned net income of $49.5 million(1), or $0.71 per diluted share, for the nine months ended September 30, 2004.  This represents an increase of $40.5 million, approximately 450%, or $0.52 per diluted share, as compared with the same period in 2003.

EBITDA for the nine months ended September 30, 2004 was $110.9 million, representing an increase of $41.4 million, or 59.7%, from last year’s same period, despite the inclusion of $52.3 million of merger-related charges, integration costs and one-time compensation expense in the current year versus only $23.2 million of merger-related and integration charges in the prior year.

2004 Guidance

The Company expects to achieve full year revenue of approximately $2.2 billion.  The Company has revised its full year earnings guidance and expects to achieve diluted earnings per share in the range of $0.76 to $0.81.

The Company has also revised its estimate of  full year 2004 one-time costs to be approximately $85 million (or $53 million after-tax), comprised of:

•                  $13 million (or $8 million after-tax) of intangible asset amortization expense related to Insignia net revenue backlog;

•                  $40 million (or $25 million after-tax) of Insignia merger and integration related costs;

•                  $15 million (or $9 million after-tax) of one-time compensation expense; and

•                  $17 million (or $11 million after-tax) of one-time premium costs and write-offs associated with the repayment of debt with the net proceeds from the initial public offering.

Excluding these one-time items, the Company anticipates full year 2004 diluted earnings per share will be in the range of $1.50 to $1.55 per share.

The Company’s third-quarter earnings conference call will be held on Thursday, November 4, 2004 at 10:30 a.m. EST.  A live Webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

To access the call, dial 888-428-4469 (US) and 651-224-7497 (outside the US) and use access code 750437. A replay of the call will be available at 800-475-6701 (US) and 320-365-3844 (outside the US) beginning at 2:00 p.m. EST on November 4, 2004 and ending at 2:59 a.m. EST on November 11, 2004.  The access code for the replay is 750437.  A transcript of the call will be available on the Investor Relations section of the Web site.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s largest commercial real estate services firm (in terms of 2003 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 220 offices worldwide (excluding affiliate and partner offices). The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research; and consulting.  For more information, visit the company’s Web site at www.cbre.com.

This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; any general economic recession domestically or internationally; and general conditions of financial liquidity for real estate transactions.

Additional information concerning factors that may influence CB Richard Ellis Group’s financial information can be found in its press releases as well as its periodic filings with the Securities and Exchange Commission.  In this regard, risk factors are specifically discussed under the headings “Risks Related to Our Business” and “Forward-Looking Statements” in CB Richard Ellis Group’s Form 10-K/A for the year ended December 31, 2003, filed June 28, 2004.  Such filings are available publicly and may be obtained off the company’s website at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(2) The operating results for 2004 include the operations of Insignia.  However, the operating results from January 1 to July 23, 2003 do not include the operations of Insignia, as the Insignia acquisition occurred on July 23, 2003.  As such, our consolidated financial statements after the Insignia acquisition are not directly comparable to our consolidated financial statements prior to the Insignia acquisition.

(3) The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net income (loss), each as determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4) The intangible asset amortization pertains to the net revenue backlog acquired in the Insignia transaction.  Net income cannot be recognized from purchased backlog; hence this amortization expense offsets that portion of operating income that was generated from the Insignia backlog acquired.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue	$574,999	$423,376	$1,566,907	$1,008,817

Costs and expenses:
Cost of services	300,711	207,820	797,544	484,485
Operating, administrative and other	213,226	180,676	643,016	444,272
Depreciation and amortization	12,340	41,071	40,001	53,571
Merger-related charges	4,040	16,485	25,574	19,795

Operating income (loss)	44,682	(22,676)	60,772	6,694
Equity income from unconsolidated subsidiaries	4,826	2,318	10,120	9,182
Interest income	672	1,373	2,303	2,624
Interest expense	14,919	21,000	52,138	51,739
Loss on extinguishment of debt	17,066	6,840	21,075	6,840

Income (loss) before provision (benefit) for income taxes	18,195	(46,825)	(18)	(40,079)
Provision (benefit) for income taxes	6,300	(18,380)	1,690	(15,459)

Net income (loss)	$11,895	$(28,445)	$(1,708)	$(24,620)

Basic income (loss) per share	$0.17	$(0.49)	$(0.03)	$(0.52)

Weighted average shares outstanding for basic income (loss) per share	71,446,359	57,486,405	66,006,231	46,995,364

Diluted income (loss) per share	$0.16	$(0.49)	$(0.03)	$(0.52)

Weighted average shares outstanding for diluted income (loss) per share	75,184,418	57,486,405	66,006,231	46,995,364

EBITDA	$61,848	$20,713	$110,893	$69,447

CB RICHARD ELLIS GROUP, INC.
SEGMENT RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Americas
Revenue	$425,194	$324,508	$1,148,577	$766,995

Costs and expenses:
Cost of services	232,746	165,013	614,254	380,942
Operating, administrative and other	143,526	129,170	435,117	316,352
Depreciation and amortization	9,045	28,086	27,007	37,277
Merger-related charges	4,040	14,153	22,037	15,891

Operating income (loss)	$35,837	$(11,914)	$50,162	$16,533

EBITDA	$49,184	$18,708	$86,770	$63,189

EMEA
Revenue	$110,000	$69,390	$310,511	$167,020
Costs and expenses:
Cost of services	49,413	30,401	133,001	70,782
Operating, administrative and other	53,938	38,466	162,740	91,615
Depreciation and amortization	2,000	12,035	10,093	13,856
Merger-related charges	—	2,332	3,537	3,904

Operating income (loss)	$4,649	$(13,844)	$1,140	$(13,137)

EBITDA	$6,589	$(2,062)	$10,956	$358

Asia Pacific
Revenue	$39,805	$29,478	$107,819	$74,802

Costs and expenses:
Cost of services	18,552	12,406	50,289	32,761
Operating, administrative and other	15,762	13,040	45,159	36,305
Depreciation and amortization	1,295	950	2,901	2,438
Operating income	$4,196	$3,082	$9,470	$3,298

EBITDA	$6,075	$4,067	$13,167	$5,900

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income, as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003		2004		2003

Net income (loss)	$11,895	$(28,445)		$(1,708)		$(24,620)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition, net of tax	1,731	19,205		6,586		19,205
Merger-related charges related to the Insignia acquisition, net of tax	2,891	9,466		16,438		12,269
Integration costs related to the Insignia acquisition, net of tax	2,025	2,122		7,558		2,122
One-time compensation expense related to the initial public offering, net of tax	204	—		9,641		—
Loss on extinguishment of debt related to the initial public offering, net of tax	10,969	—		10,969		—

Net income, as adjusted	$29,715	$2,348		$49,484		$8,976

Diluted income per share, as adjusted	$0.40	$0.04		$0.71		$0.19

Weighted average shares outstanding for diluted income per share, as adjusted	75,184,418	58,424,788	(1)	69,663,899	(1)	47,838,454	(1)

(1)          With adjustments to arrive at “Net income, as adjusted,” a net loss translates into a net income position on an  adjusted basis.  Accordingly, the weighted average impact of the dilutive effect of potential common shares of  938,383, 3,657,668 and 843,090 have been considered in determining the dilutive earnings per share on a adjusted  basis for the three months ended September 30, 2003 and the nine months ended September 30, 2004 and 2003,  respectively.

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$11,895	$(28,445)	$(1,708)	$(24,620)

Add:
Depreciation and amortization	12,340	41,071	40,001	53,571
Interest expense	14,919	21,000	52,138	51,739
Loss on extinguishment of debt	17,066	6,840	21,075	6,840
Provision (benefit) for income taxes	6,300	(18,380)	1,690	(15,459)
Less:
Interest income	672	1,373	2,303	2,624

EBITDA	$61,848	$20,713	$110,893	$69,447

Operating income, as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Americas
Operating income (loss)	$35,837	$(11,914)	$50,162	$16,533
Amortization expense relating to net revenue backlog acquired in the Insignia acquisition	2,530	20,559	6,923	20,559
Merger-related charges related to the Insignia Acquisition	4,040	14,153	22,037	15,891
Integration costs related to the Insignia Acquisition	2,073	2,909	9,575	2,909
One-time compensation expense related to the initial public offering	—	—	15,000	—

Operating income, as adjusted	$44,480	$25,707	$103,697	$55,892

EMEA
Operating income (loss)	$4,649	$(13,844)	$1,140	$(13,137)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition	—	10,426	3,324	10,426
Merger-related charges related to the Insignia acquisition	—	2,332	3,537	3,904
Integration costs related to the Insignia acquisition	890	514	2,183	514

Operating income (loss), as adjusted	$5,539	$(572)	$10,184	$1,707

Asia Pacific

The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial pubic offering.

The Company does not allocate net interest expense or provision (benefit) for income taxes among its segments.  Accordingly, EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Americas
Operating income (loss)	$35,837	$(11,914)	$50,162	$16,533
Add:
Depreciation and amortization	9,045	28,086	27,007	37,277
Equity income from unconsolidated subsidiaries	4,302	2,536	9,601	9,379

EBITDA	$49,184	$18,708	$86,770	$63,189

EMEA
Operating income (loss)	$4,649	$(13,844)	$1,140	$(13,137)
Add:
Depreciation and amortization	2,000	12,035	10,093	13,856
Equity loss from unconsolidated subsidiaries	(60)	(253)	(277)	(361)

EBITDA	$6,589	$(2,062)	$10,956	$358

Asia Pacific
Operating income	$4,196	$3,082	$9,470	$3,298
Add:
Depreciation and amortization	1,295	950	2,901	2,438
Equity income from unconsolidated subsidiaries	584	35	796	164

EBITDA	$6,075	$4,067	$13,167	$5,900

CB RICHARD ELLIS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2004	December 31, 2003

Assets:
Cash and cash equivalents	$147,925	$163,881
Restricted cash	10,614	14,899
Warehouse receivable (1)	111,840	230,790
Other current assets	405,022	429,412
Property and equipment, net	128,076	113,569
Goodwill and other intangibles, net	948,018	951,289
Deferred compensation assets	79,461	76,389
Other assets, net	176,391	233,252

Total assets	$2,007,347	$2,213,481

Liabilities:
Current liabilities, excluding debt	$483,418	$551,995
Warehouse line of credit (1)	111,840	230,790
Senior secured term loan tranche B	280,000	297,500
11¼% senior subordinated notes	204,972	226,173
9¾% senior notes	130,000	200,000
16% senior notes	—	35,472
Other debt (2)	28,494	82,907
Deferred compensation liability	146,709	138,037
Other long-term liabilities	136,999	111,022

Total liabilities	1,522,432	1,873,896

Minority interest	6,667	6,656

Stockholders’ equity	478,248	332,929

Total liabilities and stockholders’ equity	$2,007,347	$2,213,481

(1)     Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $111.8 million and $230.8 million at  September 30, 2004 and December 31, 2003, respectively.

(2)     Includes non-recourse debt relating to a building in Japan of $43.7 million at December 31, 2003.